                                                                      Exhibit 11



                   COMPUTATIONS OF EARNINGS PER COMMON SHARE


                                                                     Pro Forma                      Pro Forma Supplemental
                                                           Year ended         Three Months       Year ended        Three Months
                                                           12/31/95              3/31/96           12/31/95           3/31/96
                                                        ------------------------------------------------------------------------
Weighted average common shares outstanding:
Average shares outstanding during the period (1)            11,455,227          11,455,227        11,455,227         11,455,227
Shares issuable under Phantom Membership Plan                  850,966             850,966           850,966            850,966
Cheap stock options and issuances (2)                          330,000             330,000           330,000            330,000
Common shares issued in the MCI Conversion (3)               2,863,807           2,863,807         2,863,807          2,863,807
Common shares issued in the Offering (3)                            --                 --          2,400,000          2,400,000
                                                            -------------------------------------------------------------------
Total weighted average common shares                        15,500,000          15,500,000        17,900,000         17,900,000
                                                            ===================================================================

Pro forma net income applicable to common shares:
Pro forma net income                                        $4,729,000          $1,912,000        $4,729,000         $1,912,000
Increase in earnings, net of taxes, resulting
    from the MCI Conversion (3)                                816,000             203,000           816,000            203,000
Increase in earnings, net of taxes, resulting
    from the pay down of the credit facility (3)                    --                 --            578,000            195,000
                                                           --------------------------------------------------------------------
Net income applicable to common shares                      $5,545,000          $2,115,000        $6,123,000         $2,310,000
                                                            ===================================================================
Earnings per Common Share                                         0.36                0.14              0.34               0.13
                                                           ====================================================================
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(1) After considering the Merger in conjunction with the Offering.

(2) Pursuant to Staff Accounting Bulletin Topic 4:D, stock options granted and stock issued within one year of the initial public offering have been included in the calculation of weighted average common shares outstanding using the treasury stock method based on an assumed initial public offering price of $15.00 and have been treated as outstanding for all reported periods.

(3) Assumes such transactions occurred on January 1, 1995.